Exhibit 10.1

DULUTH HOLDINGS INC.

INDUCEMENT STOCK AWARD AGREEMENT

This Inducement Stock Award Agreement (this “Agreement”) is executed as of May 5, 2025 by and between Duluth Holdings Inc., a Wisconsin corporation (the “Company”), and Stephanie Pugliese (the “Executive”). This Agreement is not subject to the 2024 Equity Incentive Plan of Duluth Holdings Inc. (the “Plan”), but all terms used in this Agreement and not otherwise defined herein shall have the same meanings as set forth in the Plan, which Plan is attached hereto as Exhibit A.

W I T N E S S E T H:

WHEREAS, the Executive is hereby granted Shares as an inducement material to her employment with the Company under NASDAQ Listing Rule 5635(c)(4), subject to the terms and conditions provided in this Agreement.

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1. Terms of Award. The Executive has been granted 586,511 Shares (the “Award Shares”). The Award Shares shall not be subject to a Period of Restriction.

2. Dividends and Voting Rights. The Executive shall be entitled to receive any dividends that become payable with respect to the Award Shares and shall be entitled to voting rights with respect to the Award Shares.

3. Repayment Condition. If Executive terminates her employment without Good Reason (as defined in the Employment Agreement between the Company and the Executive effective as of May 5, 2025 (the “Employment Agreement”) or is terminated by the Company for Cause (as defined in the Employment Agreement) prior to May 5, 2026 (the “Repayment Period”), Executive shall be required to reimburse the Company with respect to the Award Shares pursuant to this Section 3. To the extent Executive, as of the last date of her employment with the Company, still holds the number of Shares corresponding to those required to be surrendered during the Repayment Period (such total number of Shares, the “Repayment Share Number”) on the last day of her employment with the Company, surrender of the same number of Shares (or an adjusted amount in the event of a stock split or reverse stock split in the interim) to the Company shall be sufficient reimbursement under this Section 3 and Executive agrees hereunder to surrender such Shares. To the extent that Executive does not hold a number of Shares equal to the Repayment Share Number as of the last date of her employment with the Company, Executive agrees to surrender (a) the full number of Shares held by Executive as of the date of her employment with the Company plus (b) an amount in cash equal to (i) the difference between the number of Shares surrendered in (a) and the Repayment Share Number, multiplied by (ii) the amount of proceeds per Share realized (or Fair Market Value in the event of a gift by Executive) by Executive upon disposition of that same number of Shares during the Repayment Period, whereas in the event that tracking of the actual amount of proceeds realized per Share by Executive upon disposition of the Shares is not possible or impracticable, the maximum amounts per Share realized by Executive upon the disposition of Shares during the

Repayment Period shall be used for purposes of calculating this reimbursement. In the event Executive is required to reimburse the Company pursuant to this Agreement, Executive hereby agrees to reimburse the Company pursuant to this Section 3 with immediately available funds, no later than thirty (30) days of the last day of her employment with the Company. Executive further agrees that Company may deduct amounts due the Company pursuant to this Agreement from any wages owed by Company to the Executive, to the extent permissible under Section 409A of the Code. For purposes of this Agreement, “Repayment Share Number” means a number of Shares equal to 586,511 multiplied by a fraction, the numerator of which is equal twelve (12) minus the number of full calendar months Executive was employed by the Company during the Repayment Period (with the period May 5, 2025 through May 31, 2025 being considered a full calendar month), and the denominator of which is twelve (12).

4. Restrictive Covenant Agreement. By execution of this Agreement, the Executive agrees that the Executive and the Award Shares shall be bound by the terms and restrictions of the Restrictive Covenant Agreement attached hereto as Exhibit B. As a condition to the award of the Award Shares hereunder, the Executive shall execute the Restrictive Covenant Agreement, dated as of even date herewith.

5. Compliance with Laws and Regulations. The issuance and transfer of the Award Shares in accordance with this Agreement will be subject to compliance by the Company and Executive with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which Shares may be listed at the time of such issuance or transfer. The Company shall have the right to delay the issue or delivery of any Award Shares until (i) the completion of such registration or qualification of such Award Shares under any federal or state law, ruling or regulation as the Company shall determine to be necessary or advisable, and (ii) receipt from the Executive of such documents and information as the Committee may deem necessary or appropriate in connection with such registration or qualification.

6. Taxes. The Company may require payment or reimbursement of or may withhold any tax that it believes is required as a result of the grant the Award Shares, and the Company may defer making delivery of the Award Shares until arrangements satisfactory to the Company have been made with regard to any such payment, reimbursement, or withholding obligation. The Executive may, at her election, satisfy her obligation for payment of required tax withholding by having the Company retain a number of Award Shares having an aggregate Fair Market Value on the date the Award Shares are withheld equal to the amount of the required tax withholding.

7. No Right to Service. The granting of the Award Shares under this Agreement shall not be construed as granting to the Executive any right with respect to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate the Executive’s employment at any time.

8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement providing for a single grant of Award Shares; and any counterpart may be delivered to another party by e-mail. A signature to this Agreement electronically transmitted in “pdf” format or by email, shall be considered a binding signature and shall have the same force and effect as an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed as of the date and year first above written.

DULUTH HOLDINGS INC.

By:	/s/ Stephen L. Schlecht
Name:	Stephen L. Schlecht
Its:	Chairman

The undersigned Executive hereby accepts the foregoing grant of Shares and agrees to the several terms and conditions hereof.

/s/ Stephanie Pugliese
Stephanie Pugliese, Executive

Exhibit A

2024 Equity Incentive Plan of Duluth Holdings Inc.

Exhibit B

Restrictive Covenant Agreement